Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ozon Holdings PLC:

We consent to the incorporation by reference in the registration statement (No. 333-252457) on Form S-8 of Ozon Holdings PLC of our report dated April 25, 2023, with respect to the consolidated financial statements of Ozon Holdings PLC and the effectiveness of internal control over financial reporting.

/s/ JSC “Kept”

Moscow, Russia

April 25, 2023